EXHIBIT 10.8

FIRST AMENDMENT TO THE
FRANKLIN ELECTRIC CO., INC.
PENSION RESTORATION PLAN

WHEREAS, Franklin Electric Co., Inc. (the “Company”) maintains the Franklin Electric Co., Inc. Pension Restoration Plan (the “Plan”) for designated employees;
WHEREAS, the Company has previously authorized the amendment of the Plan, to provide for the cessation of benefit accruals after December 31, 2011 by Plan Participants other than Scott Trumbull and Gregg Sengstack, and the continuation of benefit accruals for Scott Trumbull and Gregg Sengstack, determined as if benefit accruals under the Contributory Plan and Cash Balance Plan continued; and
WHEREAS, the Company previously has authorized the Franklin Employee Benefits Committee to execute any amendment necessary to implement the foregoing.
NOW THEREFORE BE IT RESOLVED, that the Plan is hereby amended, effective as of December 31, 2011 as follows:
1.    The introductory section of the Plan is amended by adding a final sentence to the final paragraph to read as follows:
On and after December 31, 2011, references herein to the Cash Balance Plan shall mean the Cash Balance Plan portion of the Franklin Electric Co., Inc. Pension Plan.
2.    Section 1 of the Plan is amended by adding a second sentence thereto to read as follows:
Notwithstanding the foregoing, no employee shall commence participation in the Plan after December 31, 2011.
3.    Section 2(a)(ii) of the Plan is amended to read as follows:
An amount equal to the Cash Balance Account that would be payable from the Cash Balance Plan as of the date of the Participant's termination of employment with the Company, assuming that benefit accruals continued in accordance with the terms of the Cash Balance Plan in effect immediately prior to December 31, 2011, which benefit shall be determined after applying the Limits.
4.    Section 2(b) of the Plan is amended to read as follows:
(b)    If the Participant was not a participant in the Contributory Plan as of December 31, 1999 and he was a participant in the Cash Balance Plan on or after January 1, 2000, the Benefit shall be equal to the excess, if any, of the Benefit determined under paragraph (i) below over the benefit determined under paragraph (ii) below:
(i)    An amount equal to the Cash Balance Account from the Cash Balance Plan payable as of December 31, 2011, which amount shall be determined before applying the Limits.

(ii)    An amount equal to the Cash Balance Account payable from the Cash Balance Plan as of December 31, 2011, which amount shall be determined after applying the Limits.
Effective as of December 31, 2011, the Benefit determined for each Participant pursuant to this Section 2(b) shall be transferred from the Plan to the Franklin Electric Co., Inc. Supplemental Retirement and Deferred Compensation Plan (the “Deferred Compensation Plan”) and credited to an Account maintained for each Participant under the Deferred Compensation Plan. Upon such transfer, the Account shall be subject to the terms and conditions of the Deferred Compensation Plan, including the earnings crediting and distribution provisions. Upon such transfer, no Benefit calculated in accordance with this Section 2(b) shall be payable from the Plan to any Participant, and the Participant shall instead receive the entire Plan Benefit from the Deferred Compensation Plan.
5.    Section 2(c) of the Plan is amended to read as follows:
(c)    As used in this Section 2, “Actuarial Equivalent” shall be determined in accordance with the definition of “Actuarial Equivalent” in effect under the Cash Balance Plan on January 1, 2005, which shall include the Applicable Interest Rate equal to the rate of interest on 30-year Treasury Securities, as determined and published by the Internal Revenue Service pursuant to Notice 2002-26, 2002-15 I.R.B. 743, for the month of November last preceding the first day of the Plan Year in which the distribution is made.
6.    Section 4(b)(ii) of the Plan is amended to read as follows:
(ii)    A Participant actively employed by the Company shall have his or her then accrued Benefit under Section 2(a) computed under the Plan as if the date of the Change in Control is the date of the Participant's termination of employment with the Company, but enhanced by adding an additional three years to the Participant's then current age for purposes of early retirement factors, and three years to the Participant's then current years of Credited Service with the Company to determine the amount in Section 2(a). The Participant shall then receive the Actuarial Equivalent value of the enhanced Benefit in a lump sum.
IN WITNESS WHEREOF, this First Amendment has been duly executed as of this 20th day of December, 2012.
FRANKLIN ELECTRIC CO., INC.

By:    /s/ Thomas J. Strupp
Thomas J. Strupp
Vice President-Global Human Resources
and Member, Employee Benefits Committee